EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 13, 2008, relating to the audits of the financial statements for the years ended December 31, 2007 and 2006 and the periods from inception (October 18, 2005) through December 31, 2007 included in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2007, which is also incorporated by reference in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the prospectus which is part of this Registration Statement.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
January 7, 2009